Exhibit 99.1
Chris Irons (Manager of Investor Relations):

Thanks, Rick. Before we get started with our operational update, we’re going to take a moment to review the regulatory context for understanding this call.

The information presented in this presentation contains “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Such forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of our Company and its projects, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements.

The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition.

Further information on the factors that could affect the Company’s financial results can be found in the Company’s filings with the Securities and Exchange Commission,  including the Company’s Annual Report on Form 10-K, which was filed on March 15, 2013 and amended on April 30, 2013.

At this point, I’d like to turn the floor back over to our President and CEO, Rick Heddle.

Rick Heddle (President and CEO):

Thanks Chris.

We’d like now to offer a look into operations, and where JBI stands as a company today.

First and foremost, we’re currently working on financing. We realize how important it is for us to improve our working capital situation, and we are exploring every possible option. We will disclose material events with regard to financing as they occur.

Additionally, we continue to be in talks with potential buyers for machines four and five.  We have received many questions regarding the business model of such a deal, and while we work out the specifics on a case-by-case basis, a potential deal would involve an up-front licensing fee with continual royalties on fuel production, as well as machine maintenance, software maintenance, and our proprietary catalyst.

When I came on as CEO earlier this year, the last thing on my mind was executive compensation.  It has been brought up to me several times and although the official documents have not been finalized yet, I wanted to point out that I have not drawn a salary since starting as CEO, and when I do, it will not be in cash.  Details on both my employment agreement as well as our CFO’s will be made available when finalized.

Cost reduction is an important part of our business plan going forward, so I’m going to turn things over to Nick who can offer some financial updates.

Nick Terranova (Chief Financial Officer):

Thanks Rick. Since mid-August, we have made some positive strides in decreasing our hard monthly operating costs and overall cash burn. Not only have we decreased the amount we are spending on feedstock, but we have also been running efficiently in terms of our workforce at our Niagara Falls, New York plant.

We’ve also seen significant cash savings in the months since closing our recycling center.

We have also decreased any type of spending that is not relevant to our goal of making fuel. This includes a significant curtailment of any spending related to facility upgrades or improvements to the property and buildings here in Niagara Falls.

Although SG&A costs were approximately $2.73M during the third quarter of 2013, a portion of this expense, approximately $1M, was related to non-cash stock-based compensation charges for employees, and also the one-time immediate vesting of options of prior executives. Additionally, costs related to severances paid in cash were approximately $180k. We are continuously working to keep spending at a minimum, and believe we are executing in that regard successfully.

As Rick mentioned earlier, we are currently working on securing financing. It is imperative that we improve our working capital in the short-term, so that we can put our focus on executing our long-term goals. We will keep you updated via disclosure as material events develop in regards to financing.

With regards to production for Q4, we spent the first half of the quarter dealing with HTF & fuel storage logistic issues, which John will touch on in a minute. While Processor 3 is currently producing, we want to provide production metrics for the quarter inclusive of December’s production and after we have an opportunity to get our results audited properly.

We’re now collecting and consolidating production data, including plastic in and fuels out on a weekly basis so that we can strive to report results on a more frequent basis in 2014.

At this point, I’m going to pass things over to John Bordynuik, our Chief of Technology, to give a comprehensive update on technology and our operations to date.

John Bordynuik (Chief of Technology):

For those on the call new to our company, we are a technology company who has developed a process for converting waste plastic into in spec fuels. We do this in our patent-pending processors, which crack the long hydrocarbon chains found in plastics into smaller length chains resulting in diesel and gasoline molecules.  The process is primarily powered by converting some of the waste plastic into a gas.

I would like to focus this update on the individual processors and provide updates on production, operations and the capability of the processors.

Processor 1
Processor 1 was our original machine to “master” making in-spec fuels.  As it is only a single kiln unit, it is now being used for research and development and limited fuel production.  After operating Processor One for a year and a few months, we were able to determine that the Plastic2Oil process would work more efficiently with two separate kilns to house the different reactions occurring (the melting of plastic in one and the cracking of the hydrocarbons in the other).

In addition, Processor 1 originally had a residue removal system on it.  However, we were unable to consistently remove residue from it because on occasion, partially melted plastic would make it to the end of the kiln and exit through the residue removal system.  It was believed that implementing the new “two-kiln system” would eliminate this residue issue, and hence, Processor 2 was designed.

Processor 1 did enable us to solve a number of prior unsolvable issues in other technologies by making a continuously fed waste plastic to fuel machine:
1.
We developed a method to feed cold waste plastic into a hot kiln with a very low power requirement.  This is the same in feed system that we use on Processor 3 today. Normally, a device called an extruder is used with extremely high power requirements and low feed.

2.	We perfected rotary seals at high temperatures while containing hydrogen and other gases.
3.	We were able to model the system and extract data every minute to scale the process.
4.	We were able to design a novel back end of the process that changed our product output from a “diesel-like fuel” to pure in-spec diesel and naphtha.
5.	We were able to produce a #6 fuel specifically for US Steel.
6.
We solved a common problem encountered in waste plastic to fuel technologies: pet coke.  This problem was solved in the first processor and kept the walls from being coked up, thereby preventing heat transfer.

We had a number of successes with this first machine and contribute much of the evolution of the processor since 2009 to Processor 1.

Processor 2
Our second processor was assembled in early 2012.  It was our first modular machine, with the kilns and towers being standardized.  After running Processor 2 for some time, and 160,000 lbs runs, the 1-3% residue was becoming a large number in volume, that is, twenty barrels of residue would half-fill the reactor over a few days and that residue would have to be removed.  We then tried to remove the residue from the processor while it was running.  From time to time we could, and from time to time we could not.

Processor 2 also had a new burner design which enabled us to put far more heat into the kilns and therefore process more plastic and waste oil.  We have run several million pounds through Processor 2.  It has been a work horse and produced most of the fuel we made in 2012 and a significant amount in 2013.

The successes of Processor 2:
1.
We were able to scale our small feeder from Processor 1 to a large feeder of similar design on Processor 2 to allow up to 2,000 pounds per hour (Please note, at that time, our permit only allowed us to ever operate at a maximum of 2,000 pounds per hour).

2.
The melting of plastic and the cracking of long hydrocarbon chains were separated in this processor. This allowed us to run far more product through the processor on average and as disclosed prior, we can run approximately 160,000 pounds of plastic through this processor, or up to 20,000 gallons of heat transfer fluid, all depending on inert fillers in the plastic.

3.	In-spec fuels were consistently produced.
4.	A new proprietary gas compression system was perfected and is still used today.
5.
Transferring molten plastic to the reactor was a challenge when tested in R&D.  However, in Processor 2, we developed an interconnecting transfer system that could easily move molten plastic from one kiln to another with vapor and residue.

6.	Metals were retained in the premelt for recycling purposes.

Challenges with Processor 2:
1.
Residue removal.  We were inconsistently able to remove residue due to plastic in various states in the reactor.  Therefore, the temperature would have to be brought down in order to remove residue from the kilns.  This would generally occur after 160,000 pounds of plastic were fed.  This, in turn, led to solving the residue issue with Processor 3.

Processor 2 Status NOW:
Processor 2 is an ideal candidate for residue removal system as installed on our third processor. This would allow for lengthy runtimes, less cycling, and no residue buildup.

Processor 3
Processor 3 is best described as: a totally modular, highly standardized machine with individual units for melting of plastic, cracking the hydrocarbons, and conditioning and removing residue.  Processor 3 is our flagship machine.  It is able to accept heat transfer fluid and plastic simultaneously and continuously.  In addition, Processor 3 has not exhibited any of the challenges that were remaining to be solved on Processors 1 & 2.

To walk you through Processor 3: Plastic is melted in the first kiln.  The second kiln and the first tower work to crack the hydrocarbons primarily to the length we select.  The residue removal system that was implemented in the design of this processor, accepts any residue, fuel, or remaining plastic from the reactor.  It cracks any remaining plastic, boils out any fuel, and conditions the residue.  Based on our current operating data,  1-4 barrels of residue are removed from this unit every 12 hour shift.  The  number of barrels removed is dependent of the amount of inert filler in the plastics or dirt in the heat transfer fluid.  The residue removal system has worked successfully without any modification from its initial installation.  Processor 3 is fed heat transfer fluid and plastic every hour continuously.  Residue is removed every hour continuously into drums as per our permit.  We believe the residue has value as it has a BTU content of approximately 12,000 BTU’s per pound and we are going through testing by a few potential buyers of this product.

Maintenance & System Revisions To Processor 3:
To date, we have only changed flue gas piping, and removed and/or added a couple of pipes.  No other repairs or extended maintenance have been done to Processor 3 since its start-up.  This is primarily due to the fact that the processor does not have to be heat cycled every few days and the continuous nature of the entire process at steady state.  The hardware requires normal maintenance like greasing seals, bearings, and other normal daily or weekly maintenance items. The seals and sleeves have held up well. The infeed system is by far the most robust machine we have built to date and it has functioned as expected.

We have encountered challenges in feed stock, fuel capacity, and new training issues around running this processor that I will discuss at length. Most of it is attributed to a much higher fuel production than in the Company’s prior history.

Feed Stock Issues:
Plastic: Since our new CEO Rick Heddle took over in August, the Company had significant volumes of unacceptable feedstock that was procured at higher prices.  With the transition, that practice ceased and the Company went back to procuring waste plastics that were not intentionally contaminated with inert materials like wood, large metal bolts, and other heavy objects that would assist the seller of the plastic loads much more money.

Since discarding this plastic, and closing the Recycling Center in Thorold, we have not had any plastic & water, plastic & snow, or plastic and large inert objects getting into the processor and causing problems.

We did however, attempt to correct the high feedstock cost of goods of the past by seeking very inexpensive heat transfer liquids.

Heat Transfer Fluid: In all fairness, in Q4 2012, the NYSDEC required us to use expensive in-spec, highly controlled, highly screened heat transfer fluid for testing.  We were not permitted to accept waste oils from any other source because we did not have the equipment required internally to test for NY State regulations of  heat transfer fluid.  The HTF was acquired during that quarter for approximately $1.90-$2 per gallon.  We wanted to introduce HTF because we knew that waste oils could be acquired much cheaper than that if we had our own testing in-house and it would allow us to quickly melt very large blocks of solid plastic.  The expensive waste oil was being purchased when we received our HTF permit in June 2013.  Since our new CEO Rick Heddle took over in August, cheaper sources of HTF were sought.  As with any waste in the recycling world, there are good suppliers of material, and there are poor suppliers.  Poor suppliers tend to try to blend other wastes in the streams to get rid of them.  At this time we had to quickly assemble and operate a fully capable HTF testing lab, which included testing for PCB’s, halides, hazardous metals, and other requirements by the NYSDEC.  We were able to procure HTF for $1.00 per gallon.  Some of those suppliers provided great HTF, but others supplied HTF mixed with some other products that did not appear in the material or in the screening and passed NYS testing.  These other products added to the waste oil, while they were not hazardous, they were clearly not desirable and not compatible with our process.  When we determined what these contaminants were, we then developed a very quick screening method to determine the quality of HTF specific to our process.  While this is not required for permitting, it is required for what is compatible with our process.  The kinds of foreign compounds blended into the HTF have included: liquefied farm waste, vegetable oil, and animal fat oil.  These products caused downtime due to the fact that in some cases, we had to refuse the truckload and therefore run out of HTF, and slowed our process down due to quickly creating a second tier of quality control testing beyond the NYSDEC’s testing criteria.  WE have done something similar to this with waste plastic. We could not afford to let our waste oil quarantine tank become contaminated in any way with this inferior product.  We have learned over the past 3 years what some undesirable suppliers try to melt into their plastic or add to their loads, to attempt to get rid of waste that would otherwise be expensive for them to dispose of.  We have active counter measures in place to keep that material from getting to the hopper of the machine.  We had to learn this process with HTF fairly quickly.  We were able to develop tests to determine unknowns, and more importantly, was the HTF in question what was being sold.

Fuel Output Issues:
With Processor 3 coming online and fuel production increasing to all-time highs for the Company, we encountered growing pains in our logistics department, loading/unloading, and customer demand issues. On more than one occasion in Q3 and Q4, we had to idle Processor 3 because our fuel tanks were filled quickly. When processor 2 and 3 run at our plant simultaneously, our tanks fill very quickly.  On some occasions we could not book trucks on short notice and sometimes we’ve had to send fuel to our blending site for temporary storage. The reason for this is that our customers have a very specific amount of fuel they consume every week.  They schedule their fuel purchases weeks, and in some cases months, in advance.  Our large customers will off-set fuel from other sources if given enough notice in advance.  At the same time, we would have to be absolutely certain we would have the fuel in stock to service them as (if they are displacing fuel from other sources).  With Processors 2 & 3 running, we produced 45,000 gallons of fuel very quickly.  However, many of our fuel buying customers are on their own set production schedules.  As a company, we also want to avoid driving up additional cost of goods by shipping our fuel to the blending site for storage.  We have worked to resolve this problem by going through acceptance procedures with bulk fuel distributors who can handle surges or excess fuel production.  This process becomes less and less problematic as we produce large volumes of fuel more consistently. Our end customers appreciate and reward consistent, on time delivers, of the specific fuels they require. We have come a long way by contracting multiple trucking companies and more customers.

Staffing Issues:
As discussed last spring, I consulted with Islechem and other local chemical factories management personnel for the ideal operating team staff structure for chemical processes.  (Islechem is an independent lab that we have been fortunate to work with for the past four years.  Their core businesses include: Chemical Manufacturing; contract Research and Development (R&D); Analytical Services; Environmental Services; and Technical and Support Services.)  They have been through years of experience in this area and identified what we needed to run our processors.  The ideal operating team is a chemical engineer (in the $60,000 salary range), a chemical operator (in the $50,000 range), and a material handler.  We are still amassing these shift teams so that the machines have full coverage of all three required people to operate the processors without challenges.  As of today, we have a molecular chemist, an analytical chemist, and a chemical engineer on staff. We have 3 chemical operators and a full slate of material handlers. We are short chemical operators to cover vacations, sickness, and emergencies. New training on the process requires about 3-6 months of time with an experienced P2O operator to become very comfortable and familiar with the entire plant and operate it independently.  When a new staff member has a challenge or missed something occurring in the process, it has enabled us to automate that challenge out of the system so that we don’t encounter downtime.  In this Q, on one occasion, a new chemical engineer allowed water to be pumped into the system, causing a two day shutdown.  Like many of the technical hurdles we have overcome, we will perfect our approach to training our staff so that processor deployment with be efficient and collaborative with our future customers. We are interviewing, hiring and training new staff for our future customers of machines. As with any company, amassing the right team and great people takes time and turnover.

Processor 3 Status NOW:
We are not modifying or changing the processor.  I am stepping up the feed rates on shifts with experienced staff and running at lower feedrates on new staff,  until everyone is trained the same way on this machine. I have run the Processor at 2,700 lbs/hr on shifts that I am operating it or training others. Seasoned staff is quickly getting there, between 1500 and 2000 lbs/hr with our staff depending on what their experience is. I am working with new staff on their shifts to teach them everything I know and to determine what additional information they need to help diagnose issues. As we evolve a team of 3 for operating shifts I suspect most issues will go away. Our processor requests more plastic some hours, and less others, with an average in the middle where we want to operate. Unfortunately, permitting does not work that way. Permits establish an absolute maximum limit and we are not allowed to make up for lost time or hours that a maximum was reached. Originally we were granted a permit to operate at 2000 lbs/hr. This proved to be a severe limiting factor when dealing with a machine that needed a 1000 lbs/hr one hour, and 3000 the next.  With our 4000 lbs/hr permit, my goal is to achieve 3000 lbs/hr or 36T/day on average on system 3.  Prospective customers are requesting this performance data so I am mindful of the need to accomplish this as soon as possible.

For those new to the Company, plastic and heat transfer fluid converts into diesel and gasoline fuel with off-gas and a small amount of residue.  The exact conversion is dependent on the amount of hydrocarbons in the feedstock as well as inert filler in the feedstock thereby displacing potential fuel production.  Through the various tests by independent engineering firms and our own internal Mass & Energy Balance, 2,200 pounds of waste feedstock comprised of plastic and HTF, makes on average 75% liquid fuel product or 1,320 pounds or 184 gallons of diesel and 330 pounds or 52 gallons of naphtha.  Residue could be up to 220 pounds and off-gas or gas to run the system would be approximately 330 pounds.  The ratios of naphtha and diesel can also vary depending on how the processor is run by the operator or programmed to run.  For ideal feedstock, we generally get an 86.7% liquid conversion.  The example I have given you is 75%, which is representative of a lot of industrial plastic and HTF waste streams.  These numbers can vary based on water content, inert fillers and other non-hydrocarbon substances in the waste stream.  I am always working to increase the diesel production and reduce naphtha production, as diesel has more value.

The gas compression system, chiller system and hot oil skids have all worked flawlessly.  We have had no downtime with these even though this was our biggest downtime factor in Processors 1 and 2.

Machines Off-Site:
Internally, we have fully documented processor 3, which is our flagship machine for joint ventures and sales.  We have a full set of engineering prints, and installation prints (engineering drawings).  We have completed process flows, and troubleshooting manuals.  We have also had to produce operating manuals and at this time, we are preparing maintenance documentation for third parties.  We are supplying due diligence information to prospective buyers and we are gathering and tracking weekly reporting on processor 3 for buyers.

Our team and technology
We are a technology company, not an operator. There are plenty of companies with decades of experience in wastes, fuels, and operating equipment and plants. That is why many companies who design and develop processes don’t build and internally operate them. I am very confident in system 3 and a seasoned 3rd party would be able to operate our system well.

Competitive Advantage:
Since day one, we were very aware of the problems plaguing other waste plastic into fuel technologies and the fatal barriers they still have to this day.  Our greatest strengths against current competitive technology is:
1.	For example, we have no waste water in our process. Other technologies (where the fuel contacts the water) have waste water disposal bills of $100,000 or more per month.
2.
Another significant problem that other technologies have is residue that cannot pass TCLP testing and therefore is considered hazardous waste.  The competitors are still plagued with that problem today.  Our catalyst and process ensures the residue is inert and safe for the environment.

3.
Fuel output quality is also a significant problem.  Halides like chlorine and bromine in fuels render the syn-crude or random hydrocarbon mash fuel nearly worthless.  Halides can be as high as 800 ppm in competitive technologies without catalysts.  Our fuels were tested for halides and no halides were found. We do not sell to small refineries, we sell to large customers with significant fuel quality requirements, layers of government regulations, and the need for halide free, high flash point, in spec fuels.

Challenges Solved in Last Five Months:
1.
Residue comes out 1-4 barrels every 12 hours consistently every shift, depending again on the fillers in the feedstock.  The product is uniform, much better than before, and we knocked it out of the park from a solutions standpoint.  To date, we have removed 367  barrels of residue from Processor 3.

2.	We have amassed significant data from Processor 3 that allowed us to adjust the heating distribution across the machine, the cooling demands and flows into a steady state.
3.
New catalyst into Processor 3 and it is functioning well and a liquefied version will be complete soon.  The new catalyst was discussed in detail in my ASME published paper “Viable Production of Diesel from Non-Recyclable Waste Plastics.”  I recommend those listening today who are new to the Company today to read that paper to better understand the technology and the evolution of this Company.

4.	The support equipment for the system has worked flawlessly.
5.	The high cost feedstock and those practices have been eliminated from the Company.

6.
Fabrication Team à When Rick Heddle came onboard, he set up our fabrication in a manner that he has experience with from his prior business ventures.  The team has executed very difficult tasks, very quickly, without error.  Their work has been significantly better than this site has ever seen.  The new policies, methods and structure implemented have improved the quality of work as a whole by the fabrication department.

7.
Material handlers and feed stock quality à Our material handlers have been trained.  They are very good at spotting any material that is not right.  We built testing procedures on site for them to be able to test and reject any plastic loads.  For example, the old feedstock we received before the transition in August, was 50% rejected at the hopper.  We are now at 95% acceptance.  Going through these challenges have built a very robust frontline team who know what to look for, how to test the plastic and waste oil, and how to stop any problematic feedstock before it gets near the hopper.

Challenges Remaining & How We are Mitigating Those Risks:
1.
Inexpensive HTF à We are being very careful what vendors/suppliers we take HTF from.  We believe we have covered most possible inert fillers, however, we are in the infancy of this and therefore, despite the fact that we tried to correct high cost of goods caused from extremely expensive feedstock from Q1 and Q2 of 2013, we will not be risking the uptime any further to acquire ultra-cheap HTF.  Instead, we will focus on reasonable HTF at a much lower price around $1.00-$1.30 per gallon and not risk new sources until we have infrastructure in place to flag possible unknowns.

2.
Staffing à We are seeking and hiring experienced engineers and chemical operators.  We currently have half the staff we had before, doing double the amount of work.  We are putting together training materials and hiring the appropriate people to run our processors.  We need trained JBI employees to be able to train staff and startup processors in remote locations in the future.  They need to be fully trained here in Niagara Falls, NY to be able to do so in the future.  We need more staff for this purpose.

3.
Winter à The plant environment is different from the very hot summer to the cold winter.  While we have things in place to stop pipe freezing and cold areas, in cases, cold related issues can rear its ugly head when least expected.  It is a challenge when dealing with low temperatures and high wind lake effects. We are being vigilant to correct any issues that arise.

4.
Recycling à Recycling is a dirty business!  Suppliers, brokers, MRF’s, are all looking at a way to maximize their recyclables and get rid of their waste.. free.  Because we are interested in the non-recyclables, our challenge is always being on the defensive trying to stop a large bolt, a skid piece of wood, a large spoon, a baseball bat, or some other large object of that kind from getting into the processor. We are continuing to work with new large feedstock sources and be continue to be vigilant even with the most trusted sources.

SUMMARY:
Fortunately, we have relationships with large engineering firms that have had the advantage of reviewing other competitive systems and have in turn validated ours.  We learned a lot from these firms and were reassured at various stages in our evolution that simply “you don’t know what you don’t know.”  What I mean by this is when you have a new technology that hasn’t been done before, you don’t know always what issues are left until you’ve removed any in your way.   This is a new technology that has been put through a very fast evolution from a 1 gallon desktop reactor to a massive, high volume, waste plastic to fuel production plant.  With our current permit of 4,000 lbs/hr, my goal is to achieve 3,000 lbs/hr or 36T/day on average on System 3.  We have overcome growing pains in all areas of the business and become a stronger, more adaptable company because of it.  We believe this experience will be very beneficial to our future partners. We worked through these challenges and we will continue to work towards our goals.

Like you, I am a major shareholder in this company and have a significant vested interest in making this company a success.

Rick Heddle:

Thanks John.

I want to take a second and assure everyone that we receive their outreach to Investor Relations. We appreciate the comments and feedback we have received and we continue to strive to provide transparency to our shareholders that have questions.

As of today, shareholders are on the same page as us with regards to where we are as a company. We are trying to turn around a slow first half of the quarter, we are looking at our financing options, and upon obtaining financing we will work on seating a five person Board of Directors. Additionally, we are starting to push past preliminary talks with potential machine buyers.

Again - we think we know what our machines are capable of, and we’re confident that they are second to none in the plastic to oil sector.

I also wanted to take a minute to remind our shareholders that we understand their frustration with the way our stock has performed. Every single one of us here at the company is a shareholder on some level as well, and we understand that the price performance can be discouraging.

We believe that we have the technology, team and business plan in place to build long-term value behind our stock.

Lastly, it is important to remember that we are in the unique position of being the only public company that is in the plastic to oil niche of the waste to energy market. Thusly, there are no “true” comparisons to see if the progress we have made in just less than 5 years is quick, par for the course, or slow. However, we believe strongly that if other companies in this sector were held to the same reporting standards that we are, it would become crystal clear just how fast this company is developing and how much further along towards profitability we are than competitors.